EXHIBIT 5.1
                                            -----------

        [SCHNADER HARRISON SEGAL & LEWIS, LLP LETTERHEAD]

                        February 19, 1998



 Board of Directors
 Elcotel, Inc.
 6428 Parkland Drive
 Sarasota, Florida   34243

         Re:  Registration Statement on Form S-8

 Gentlemen:

         We have acted as counsel for Elcotel, Inc.
 ("Elcotel") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of a Registration Statement on Form S-8 relating to shares of common stock of Elcotel (the "Shares") covered by the options granted to optionees under the Elcotel, Inc. 1991 Stock Option Plan (the "Options").

         As counsel for Elcotel, we have examined such corporate records and other documents of Elcotel and considered such questions of law as we have deemed necessary or appropriate for purposes of this opinion. On the basis of such examination, we are of the opinion that the Shares have been duly authorized, and when duly issued against payment of the purchase price therefor pursuant to the Options and due exercise of the options thereunder, will be validly issued, fully paid and non-assessable.

         We hereby consent to the inclusion of this opinion as
 Exhibit 5.1 to the Registration Statement and the reference to our Firm appearing on the cover of the Registration Statement.


                        Very truly yours,

                        /s/ Schnader Harrison Segal & Lewis, LLP
                        _________________________________________
                        SCHNADER HARRISON SEGAL & LEWIS, LLP